Exhibit (23)(d)

CONSENT OF VALUE INCORPORATED

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of all references to our firm and the reports issued by our firm to Affiliated Computer Services, Inc. which appear in the June 30, 2009 annual report on Form 10-K of Affiliated Computer Services, Inc.

/s/ David Fuller

VALUE INCORPORATED
Irving, Texas
June 28, 2010